NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 08, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 25, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The reorganization between Listed Funds Trust (GRZZ old) and Tidal Trust II (GRZZ new) became effective on August 25, 2023. Shares of the Target Fund (GRZZ old) will be converted into shares of the Acquiring Fund (GRZZ new) with a value equal to the aggregate net asset value of the shares of the Target Fund (GRZZ old) held immediately prior to the reorganization. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on August 28, 2023.